EXHIBIT 12.1	Statement Regarding Computation of Ratios

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Including Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (including interest on deposits) for the year ended December 31, 2009 was as follows:

For the Year Ended December 31, 2009
(In Thousands)

Income before income tax expense	$38,514
Income tax expense	10,830
Net income	$27,684

Fixed charges:
Interest on borrowings	$253,401
Interest on deposits	315,371
One-third of rent expense	2,858
Total fixed charges	$571,630

Earnings (for ratio calculation)	$610,144

Ratio of earnings to fixed charges	1.07x

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(Excluding Interest on Deposits)

Astoria Financial Corporation’s ratio of earnings to fixed charges (excluding interest on deposits) for the year ended December 31, 2009 was as follows:

For the Year Ended December 31, 2009
(In Thousands)

Income before income tax expense	$38,514
Income tax expense	10,830
Net income	$27,684

Fixed charges:
Interest on borrowings	$253,401
One-third of rent expense	2,858
Total fixed charges	$256,259

Earnings (for ratio calculation)	$294,773

Ratio of earnings to fixed charges	1.15x

For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes plus fixed charges.  Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense.  Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.